SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            ARM Financial Group, Inc.
                                (Name of Issuer)

                Class A Convertible Common Stock, par value $.01
                         (Title of Class of Securities)

                                    001944107
                                 (CUSIP Number)



                  Check the following box if a fee is being paid with this statement|_| . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  -----------------------
CUSIP No. 001944107                    13G                   Page 2 of 24 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            The Morgan Stanley Leveraged Equity Fund II, L.P.
            06-6312775

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  |_|
                                                                       (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                                0
NUMBER OF                           --------------------------------------------
  SHARES                                         6   SHARED VOTING POWER
BENEFICIALLY                                            6,001,846
  OWNED BY                          --------------------------------------------
  EACH                                           7   SOLE DISPOSITIVE POWER
REPORTING                                                       0
  PERSON                            --------------------------------------------
  WITH                                           8   SHARED DISPOSITIVE POWER
                                                        6,001,846
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
          6,001,846 (1)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           28.16
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------

           *SEE INSTRUCTIONS BEFORE FILLING OUT!















(1) In addition to the Class A Convertible Common Stock, the reporting person beneficially owns non-voting Class B Convertible Common Stock which is convertible into Class A Common Stock under certain circumstances.

-----------------------                                  -----------------------
CUSIP No. 001944107                    13G                   Page 4 of 24 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Morgan Stanley Leveraged Equity Fund II, Inc.
            06-1214256

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  |_|
                                                                       (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                                0
NUMBER OF                           --------------------------------------------
  SHARES                                         6   SHARED VOTING POWER
BENEFICIALLY                                            6,001,846
  OWNED BY                          --------------------------------------------
  EACH                                           7   SOLE DISPOSITIVE POWER
REPORTING                                                       0
  PERSON                            --------------------------------------------
  WITH                                           8   SHARED DISPOSITIVE POWER
                                                        6,001,846
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
          6,001,846 (1)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           28.16
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
           CO

--------------------------------------------------------------------------------

           *SEE INSTRUCTIONS BEFORE FILLING OUT!















(1) In addition to the Class A Convertible Common Stock, the reporting person beneficially owns non-voting Class B Convertible Common Stock which is convertible into Class A Common Stock under certain circumstances.

-----------------------                                  -----------------------
CUSIP No. 001944107                    13G                   Page 6 of 24 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Morgan Stanley Capital Partners III, L.P.

            13-3788889
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  |_|
                                                                       (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                                0
NUMBER OF                           --------------------------------------------
  SHARES                                         6   SHARED VOTING POWER
BENEFICIALLY                                            3,907,147
  OWNED BY                          --------------------------------------------
  EACH                                           7   SOLE DISPOSITIVE POWER
REPORTING                                                       0
  PERSON                            --------------------------------------------
  WITH                                           8   SHARED DISPOSITIVE POWER
                                                        3,907,147
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
          3,907,147 (1)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           18.33
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
            PN

--------------------------------------------------------------------------------

            *SEE INSTRUCTIONS BEFORE FILLING OUT!















(1) In addition to the Class A Convertible Common Stock, the reporting person beneficially owns non-voting Class B Convertible Common Stock which is convertible into Class A Common Stock under certain circumstances.

-----------------------                                  -----------------------
CUSIP No. 001944107                    13G                   Page 8 of 24 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Morgan Stanley Capital Investors, L.P.
            13-3788893

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  |_|
                                                                       (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                                0
NUMBER OF                           --------------------------------------------
  SHARES                                         6   SHARED VOTING POWER
BENEFICIALLY                                              114,847
  OWNED BY                          --------------------------------------------
  EACH                                           7   SOLE DISPOSITIVE POWER
REPORTING                                                       0
  PERSON                            --------------------------------------------
  WITH                                           8   SHARED DISPOSITIVE POWER
                                                          114,847
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
          114,847 (1)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0.54
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------

           *SEE INSTRUCTIONS BEFORE FILLING OUT!















(1) In addition to the Class A Convertible Common Stock, the reporting person beneficially owns non-voting Class B Convertible Common Stock which is convertible into Class A Common Stock under certain circumstances.

-----------------------                                  -----------------------
CUSIP No. 001944107                    13G                   Page 10 of 24 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            MSCP III 892 Investors, L.P.

            13-3788895
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  |_|
                                                                       (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                                0
NUMBER OF                           --------------------------------------------
  SHARES                                         6   SHARED VOTING POWER
BENEFICIALLY                                              417,239
  OWNED BY                          --------------------------------------------
  EACH                                           7   SOLE DISPOSITIVE POWER
REPORTING                                                       0
  PERSON                            --------------------------------------------
  WITH                                           8   SHARED DISPOSITIVE POWER
                                                          417,239
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
          417,239 (1)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           1.96
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------

           *SEE INSTRUCTIONS BEFORE FILLING OUT!















(1) In addition to the Class A Convertible Common Stock, the reporting person beneficially owns non-voting Class B Convertible Common Stock which is convertible into Class A Common Stock under certain circumstances.

-----------------------                                  -----------------------
CUSIP No. 001944107                    13G                   Page 12 of 24 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            MSCP III, L.P.
            13-3788890

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  |_|
                                                                       (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                                0
NUMBER OF                           --------------------------------------------
  SHARES                                         6   SHARED VOTING POWER
BENEFICIALLY                                            4,439,233
  OWNED BY                          --------------------------------------------
  EACH                                           7   SOLE DISPOSITIVE POWER
REPORTING                                                       0
  PERSON                            --------------------------------------------
  WITH                                           8   SHARED DISPOSITIVE POWER
                                                        4,439,233
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
          4,439,233 (1)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           20.83
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------

           *SEE INSTRUCTIONS BEFORE FILLING OUT!















(1) In addition to the Class A Convertible Common Stock, the reporting person beneficially owns non-voting Class B Convertible Common Stock which is convertible into Class A Common Stock under certain circumstances.

-----------------------                                  -----------------------
CUSIP No. 001944107                    13G                   Page 14 of 24 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Morgan Stanley Capital Partners III, Inc.
            13-3720548

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  |_|
                                                                       (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                                0
NUMBER OF                           --------------------------------------------
  SHARES                                         6   SHARED VOTING POWER
BENEFICIALLY                                            4,439,233
  OWNED BY                          --------------------------------------------
  EACH                                           7   SOLE DISPOSITIVE POWER
REPORTING                                                       0
  PERSON                            --------------------------------------------
  WITH                                           8   SHARED DISPOSITIVE POWER
                                                        4,439,233
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
          4,439,233 (1)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           20.83
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
           CO

--------------------------------------------------------------------------------

           *SEE INSTRUCTIONS BEFORE FILLING OUT!















(1) In addition to the Class A Convertible Common Stock, the reporting person beneficially owns non-voting Class B Convertible Common Stock which is convertible into Class A Common Stock under certain circumstances.

-----------------------                                  -----------------------
CUSIP No. 001944107                    13G                   Page 16 of 24 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
   1   NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Morgan Stanley, Dean Witter, Discover & Co.
            13-2838811

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  |_|
                                                                       (b)  |X|

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

--------------------------------------------------------------------------------
                                                 5   SOLE VOTING POWER
                                                             0
NUMBER OF                           --------------------------------------------
  SHARES                                         6   SHARED VOTING POWER
BENEFICIALLY                                           10,441,079
  OWNED BY                          --------------------------------------------
  EACH                                           7   SOLE DISPOSITIVE POWER
REPORTING                                                    0
  PERSON                            --------------------------------------------
  WITH                                           8   SHARED DISPOSITIVE POWER
                                                       10,441,079
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
          10,441,079 (1)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                      |_|

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           48.98
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
           CO

--------------------------------------------------------------------------------

           *SEE INSTRUCTIONS BEFORE FILLING OUT!















(1) In addition to the Class A Convertible Common Stock, the reporting person beneficially owns non-voting Class B Convertible Common Stock which is convertible into Class A Common Stock under certain circumstances.

                                                             Page 18 of 24 Pages


Item 1(a).    Name of Issuer.

         ARM Financial Group, Inc. (the "Company")

Item 1(b).    Address of Issuer's Principal Executive Offices.

         515 W. Market Street
         Louisville, KY  40202

Item 2(a).    Name of Person Filing.

         This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).    Address of Principal Business Office or, if None, Residence.

         The business address of Morgan Stanley, Dean Witter, Discover & Co. ("MSDWD") is 1585 Broadway, New York, New York 10036 and of each of The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Leveraged Equity Fund II, Inc., Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Capital Investors, L.P., MSCP III, L.P., and Morgan Stanley Capital Partners III, Inc. ("MSCP III, Inc.") is 1221 Avenue of the Americas, New York, New York 10020.

Item 2(c).   Citizenship.

         Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d).    Title of Class of Securities.

         This statement relates to the Company's Class A Convertible Common Stock, $.01 par value per share.

Item 2(e).    CUSIP Number.

           001944107

                                                             Page 19 of 24 Pages


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) |_|    Broker or Dealer registered under Section 15 of the Act,

         (b) |_|    Bank as defined in Section 3(a)(6) of the Act,

         (c) |_|    Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) |_| Investment Company registered under Section 8 of the Investment Company Act,

         (e) |_| Investment Adviser registered under Section 203 of the Investment Advisors Act of 1940,

         (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                    Section 240.13d-1(b)(1)(ii)(F),

         (g) |_| Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7),

         (h) |_|    Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

             Not applicable.


Item 4.       Ownership.
         (a), (b) and (c)

         The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by the statement, other than the securities set forth opposite such person's name in the table below. The table below indicates the beneficial ownership of Common Stock as of December 31, 1997 of the persons filing this statement:

                                                             Page 20 of 24 Pages


                                               Beneficial             Percent of
                                             Ownership (1)            Class (2)
                                             -------------            ----------
MSCP III, L.P. (3)                             4,439,233               20.83

MSCP III, Inc. (3)                             4,439,233               20.83

The Morgan Stanley Leveraged                   6,001,846               28.16
     Equity Fund II, L.P. (4)

Morgan Stanley                                 6,001,846               28.16
Leveraged Equity Fund II, Inc. (4)

Morgan Stanley Capital Investors, L.P.           114,847                0.54
(5)

MSCP III 892, L.P. (5)                           417,239                1.96

--------------------------------------------------------------------------------
Morgan Stanley Capital Partners III,           3,907,147               18.33
L.P. (5)

--------------------------------------------------------------------------------
MSDWD (6)                                     10,441,079               48.98

================================================================================



         (1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

         (2) Based on 21,316,068 shares of Common Stock outstanding as of December 31, 1997.

         (3) The sole general partner of MSCP III, L.P. is MSCP III, Inc., a wholly owned subsidiary of MSDWD. MSCP III, Inc. may be deemed to have shared voting and dispositive power with respect to shares held by it of MSCP III, L.P.

         (4) The sole general partner of The Morgan Stanley Leveraged Equity Fund II, L.P. is Morgan Stanley Leveraged Equity Fund II, Inc., a wholly owned subsidiary of MSDWD. Morgan Stanley Leveraged Equity Fund II, Inc. may be deemed to have shared voting and dispositive power with respect to shares held by it of The Morgan Stanley Leveraged Equity Fund II, L.P.

                                                             Page 21 of 24 Pages

         (5) The sole general partner of each of Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. is MSCP III, L.P. whose sole general partner is MSCP III, Inc., a wholly owned subsidiary of MSDWD. MSCP III, L.P. and MSCP III, Inc. may each be deemed to have shared voting and dispositive power with respect to shares held by it of each of Morgan Stanley Capital Partners III L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P.

         (6) MSDWD may be deemed to have shared voting and dispositive power with respect to any shares held by MSCP III, Inc. and Morgan Stanley Leveraged Equity Fund II Inc. See footnotes 3, 4 and 5 above.

Item 5.  Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person.

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         See Exhibit 1.


Item 9.  Notice of Dissolution of Group.

         Not applicable.


Item 10. Certification.

         Not applicable.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

                                            MORGAN STANLEY, DEAN WITTER,
                                            DISCOVER & CO.


                                            By:/s/ Peter R. Vogelsang
                                               -------------------------
                                               Name: Peter R. Vogelsang
                                               Title:   Authorized Signatory



                                            THE MORGAN STANLEY LEVERAGED
                                              EQUITY FUND II,  L.P.

                                            By:      Morgan Stanley Leveraged
                                                     Equity Fund II, Inc., its
                                                     general partner


                                            By:/s/ Peter R. Vogelsang
                                               -------------------------
                                               Name: Peter R. Vogelsang
                                               Title:   Secretary



                                            MORGAN STANLEY LEVERAGED
                                            EQUITY FUND II, INC.


                                            By:/s/ Peter R. Vogelsang
                                               -------------------------
                                               Name: Peter R. Vogelsang
                                               Title:   Secretary

                                            MORGAN STANLEY CAPITAL
                                            PARTNERS III L.P.

                                            By:    MSCP III L.P., its
                                                   general partner

                                            By:    MORGAN STANLEY CAPITAL
                                                   PARTNERS III, INC., its
                                                   general partner

                                            By:/s/ Peter R. Vogelsang
                                               -------------------------
                                               Name:Peter R. Vogelsang
                                               Title:   Secretary

                                            MSCP III 892 Investors, L.P.

                                            By:    MSCP III L.P., its
                                                   general partner

                                            By:    MORGAN STANLEY CAPITAL
                                                   PARTNERS III, INC., its
                                                   general partner

                                            By:/s/ Peter R. Vogelsang
                                               -------------------------
                                               Name:Peter R. Vogelsang
                                               Title:   Secretary

                                            MORGAN STANLEY CAPITAL
                                            INVESTORS, L.P.

                                            By:    MSCP III L.P., its
                                                   general partner

                                            By:    MORGAN STANLEY CAPITAL
                                                   PARTNERS III, INC., its
                                                   general partner

                                            By:/s/ Peter R. Vogelsang
                                               -------------------------
                                               Name:Peter R. Vogelsang
                                               Title:   Secretary

                                            MSCP III L.P.

                                            By:    MORGAN STANLEY CAPITAL
                                                   PARTNERS III, INC., its
                                                   general partner


                                            By:/s/ Peter R. Vogelsang
                                               -------------------------
                                               Name: Peter R. Vogelsang
                                               Title:  Secretary


                                            MORGAN STANLEY CAPITAL
                                                   PARTNERS III, INC.


                                            By:/s/ Peter R. Vogelsang
                                               -------------------------
                                               Name: Peter R. Vogelsang
                                               Title:  Secretary


         Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                                                                       Exhibit 1


1.       The Morgan Stanley Leveraged Equity Fund, L.P.
2.       Morgan Stanley Leveraged Equity Fund, Inc.
3.       Morgan Stanley Capital Partners III, L.P.
4.       Morgan Stanley Capital Investors, L.P.
5.       MSCP III 892 Investors, L.P.
6.       MSCP III, L.P.
7.       Morgan Stanley Capital Partners III, Inc.
8.       Morgan Stanley, Dean Witter, Discover & Co.

                                                                       Exhibit 2

         MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

                             SECRETARY'S CERTIFICATE
                             -----------------------

                  I, Charlene R. Herzer, a duly elected and acting Assistant Secretary of Morgan Stanley, Dean Witter, Discover & Co., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify that, as approved by a Unanimous Consent of Directors in Lieu of a Meeting dated as of May 31, 1997, Peter R. Vogelsang is authorized to sign any documents on behalf of the Corporation which are to be filed with Sany government or regulatory agency in connection with the Merchant Banking Division.

                  IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 11th day of February, 1998.



                                                       /s/ Charlene R. Herzer
                                                       -------------------------
                                                           Charlene R. Herzer
                                                           Assistant Secretary

[SEAL]